Exhibit 10.9(a)

GENERAL RELEASE AND SEPARATION AGREEMENT

(“AGREEMENT”)

I, Cornel Catuna, understand and agree to the terms of this Agreement between me and BJ’s Wholesale Club, Inc. (“the Company”).

1. Separation from Employment By signing below, I agree that my employment with the Company will end on July 2, 2018 (“Termination Date”) and I will cease to be employed by the Company as of that date. From April 9, 2018 through the Termination Date, I will serve as an employee of the Company in a transitional role as determined by the Company’s President and Chief Executive Officer in his sole discretion.

2. Separation and Benefits I understand that by signing, returning and not revoking this Agreement within the time periods described below, after the Termination Date I will receive the pay and benefits described in Section 3.5 of that certain Employment Agreement between me and the Company, dated January 30, 2011 (the “Employment Agreement”), in accordance with the terms of the Agreement. In addition, any common shares of BJ’s Wholesale Club Holdings, Inc., or options to purchase the same held by me, shall be governed by the agreements under which such shares or options were granted.

a. Other Benefit Plans I understand that for benefit plans governed by the Employee Retirement Income Security Act of 1974 (ERISA) and equity or similar awards granted or assumed by the Company, my eligibility for benefits will be determined in accordance with the terms of the applicable plan or other governing documents. Nothing in this Agreement shall impair, diminish or interfere with any rights, privileges or benefits I have with respect to ERISA plans, equity award agreements or similar governing documents. Except as described above, I hereby withdraw my participation in any and all bonus or incentive plan(s) or program(s) and understand that I am not now nor will in the future be entitled to any payments under those plans.

b. No Other Payments I acknowledge that this Agreement does not include any form of compensation or benefits other than specifically described herein. I acknowledge that I am not eligible for any post-separation pay or benefits other than provided or described in this Agreement.

3. Release of Claims I, for myself, my heirs, administrators, executors and assigns, release the Company and its respective parents, divisions, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (the “Released Parties”), from any and all claims, actions and causes of action, whether now known or unknown, that I have, or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which I sign this Agreement, including, but not limited to, any common law or statutory claims relating to my employment or termination from employment such as claims of wrongful termination in violation of public policy or under any other theory, breach of contract, fraud, negligent misrepresentation, defamation, infliction of emotional distress, or any other tort claim; claims of discrimination or harassment based upon national origin, race, age, sex, disability, sexual orientation or retaliation under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, or any local law prohibiting discrimination; claims under the federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state or local law, rule, regulation or ordinance that is applicable to my employment with the Company; or claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual of the Company. For the avoidance of doubt, this release includes any claims under the following laws: Massachusetts General Laws Chapter 151B and the Massachusetts Payment of Wages Act, Massachusetts General Laws Chapter 149.

4. Notwithstanding the foregoing, I understand that this release does not apply to any claims or rights that may arise after the date that I sign this Agreement and does not release: (a) any rights I have to defense and indemnification from the Company or its insurers for actions taken by me in the course and scope of my employment with the Company; (b) any rights I have under the Company’s expense reimbursement policies; (c) claims, actions, or rights arising under or to enforce the terms of this Agreement; (d) vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date I sign this Agreement; and (e) any claims that the controlling law clearly states may not be released by private agreement. In addition, I understand that nothing in this paragraph or in the Agreement prevents me from filing a charge or complaint with, or cooperating or participating in an investigation or proceeding conducted by, the NLRB (or from exercising rights under Section 7 of the NLRA) or from filing a charge or complaint with, or cooperating or participating in an investigation or proceeding conducted by, the EEOC or any other federal, state or local agency charged with the enforcement of any laws. By signing this Agreement, however, I waive any right to individual relief based on claims asserted in any such a charge or complaint except where such a waiver is prohibited by law.

5. Absence of Certain Claims I acknowledge that as of the date I sign this Agreement, I have not filed or otherwise pursued any charges, complaints or claims of any nature against the Company or any Released Party with any local, state or federal government agency or court on or prior to the date of signing this Agreement, which have not been dismissed, closed, withdrawn or otherwise terminated, unless otherwise permitted by law. I further acknowledge that the Company has fully satisfied all its obligations to me as a matter of law and pursuant to Company policy and I have no additional claims against the Company.

6. Post-Employment Obligations

a. Future Cooperation Following my termination, I agree to cooperate reasonably with the Company and all the Released Parties in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which the Company believes I may have knowledge or information. This includes my agreement to make myself available if requested to provide information to the Company or its counsel; provided that I shall not be required to be available to an extent or at times that would unreasonably interfere with professional or personal commitments.

b. Confidentiality of Agreement Terms I agree that the terms and conditions of this Agreement, including the consideration offered in connection with it, and any and all actions by the Company in accordance therewith, are strictly confidential and, with the exception of my counsel, tax advisor, immediate family, or as required by applicable law, have not and shall not be disclosed, discussed, or revealed to any other persons, entities, or organizations, whether within or outside the Company, without prior written approval of an authorized representative of the Company. I further agree to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized.

c. Negative Comments I agree to refrain from directly or indirectly engaging in publicity, including written, oral and electronic communication of any kind, or any other activity which reflects negatively or adversely upon the Company, its business, its actions or its officers, directors or employees, whether or not I believe the content of the publicity to be true or whether or not it is, in fact, true. This paragraph does not apply to truthful testimony compelled by applicable law or legal process.

d. Breach/Remedy I understand and agree that the Company shall have the right to bring legal action to enforce this Agreement and to recover monetary or other damages resulting from a breach of the Agreement by me. This right includes but is not limited to the Company’s right to obtain injunctive relief to restrain any breach or threatened breach of the Agreement by me or otherwise to specifically enforce any provision of this Agreement. In addition, I acknowledge and understand that if I breach any provision of this Agreement, I will cease to be eligible for payments and benefits under this Agreement and the Company may, in its sole discretion, discontinue remaining payments and benefits, if any, and may require me to reimburse the value of payments and benefits previously received.

6. Miscellaneous Provisions

a. Severability Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, or should I fail to fulfill my obligations under it, the remainder of the Agreement shall, to the fullest extent permitted by applicable law and at the Company’s option, remain in full force and effect and/or I will be obligated to return, in full or in part, as determined by the Company, any and all consideration I received in exchange for signing the Agreement.

b. Choice of Law and Venue This Agreement shall be governed and interpreted according to the laws of the Commonwealth of Massachusetts, without regard to any conflict of law principles. Any claim or controversy arising out of this Agreement, or the breach thereof, shall be subject to the jurisdiction of the state and federal courts located in Massachusetts.

c. Entire Agreement I understand that this Agreement constitutes the sole agreement between the Company and me and replaces all prior communications, representations or agreements between the Company and me.

7. Time for Signing I acknowledge that I first received this Agreement on March 30, 2018, and that to receive the separation pay and benefits described herein, I must sign, return and not revoke this Agreement as described below.

I have twenty-one (21) calendar days from my receipt of the Agreement to consider it and consult with an attorney of my choice before signing and returning it. I agree that any changes to the Agreement that may be negotiated between me or my attorney and the Company, whether material or immaterial, will not restart the time I have to consider and sign the Agreement. I understand that I may sign and return the Agreement at any time before the expiration of the 21-day period. I further understand that I can revoke my acceptance of the Agreement, in writing, for a period of seven (7) calendar days after I sign the Agreement.

The signed Agreement and, if applicable, written revocation should be returned within the time periods described above to: Jeff Vander Baan, Human Resources, BJ’s Wholesale Club, 25 Research Drive, Westborough, MA 01581.

I hereby AFFIRM AND ACKNOWLEDGE that I have read the foregoing Agreement, that I have had sufficient time and opportunity to review and discuss it with the attorney of my choice, that I have had any questions about the Agreement answered to my satisfaction, that I fully understand and appreciate the meaning of each of its terms, and that I am voluntarily signing the Agreement on the date indicated below, intending to be fully and legally bound by its terms.

By signing below, I am agreeing to the terms set forth above, including without limitation, releasing all claims arising prior to the date I execute this Agreement.

/s/ Cornel Catuna	DATED:	April 9, 2018
Cornel Catuna

/s/ Graham Luce	DATED:	April 9, 2018
Graham Luce
SVP, General Counsel